PROSPECTUS Dated August 26, 2003                              Amendment No. 1 to
PROSPECTUS SUPPLEMENT                                Pricing Supplement No. 1 to
Dated August 26, 2003                      Registration Statement No. 333-106789
                                                          Dated October 16, 2003
                                                                  Rule 424(b)(3)

                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2008
                             ---------------------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2008) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:            Euro 97,500,000

Maturity Date:               October 17, 2008; provided that if
                             such day is not a business day, the
                             maturity date will be the next
                             succeeding business day, unless that
                             succeeding business day would fall
                             in the next calendar month, in which
                             case the maturity date will be the
                             immediately preceding business day.

Settlement Date (Original
   Issue Date):              October 17, 2003

Interest Accrual Date:       October 17, 2003

Issue Price:                 100.024%

Specified Currency:          Euro

Redemption Percentage
   at Maturity:              100%

Base Rate:                   EURIBOR

Spread (Plus or Minus):      Plus 0.27% per annum

Spread Multiplier:           N/A

Index Currency:              N/A

Index Maturity:              Six Months

Maximum Interest Rate:       N/A

Minimum Interest Rate:       N/A

Initial Interest Rate:       2.16625%

Initial Redemption Date:     N/A

Initial Redemption
   Percentage:               N/A

Annual Redemption
   Percentage Reduction:     N/A

Optional Repayment
   Date(s):                  N/A

Interest Payment Dates:      Each April 17 and October 17,
                             commencing April 17, 2004;
                             provided that if any interest payment
                             date (including the maturity date) is
                             not a business day, that interest
                             payment date will be the next
                             succeeding day that is a business day,
                             unless that succeeding business day
                             would fall in the next calendar month,
                             in which case such interest payment
                             date will be the immediately preceding
                             business day.

Interest Payment Period:     Semi-annual

Interest Reset Dates:        Each interest payment date

Interest Reset Period:       Semi-annual

Interest Determination
   Dates:                    The second TARGET settlement day
                             immediately preceding each interest
                             reset date

Reporting Service:           Telerate (Page 248)

Business Days:               TARGET and New York

Calculation
   Agent:                    JPMorgan Chase Bank (formerly
                             known as The Chase Manhattan Bank)
                             (London Branch)

Agent:                       Morgan Stanley & Co. International
                             Limited

Denominations:               Euro 10,000

Common Code:                 017606239

ISIN:                        XS0176062395

Other Provisions:            N/A

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY